FOR IMMEDIATE RELEASE
 FOR FURTHER INFORMATION:
Vicon Industries: Joan Wolf
631/650-6201
Bliss, Gouverneur & Associates: John Bliss
212/840-1661

VICON REPORTS  FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

HAUPPAUGE, NY, December 4, 2007 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the fourth quarter and year ended September 30, 2007.   The announcement was made by Chairman and CEO Ken Darby, who said fourth quarter and full year operating performance reflect the effect of revenue growth and gross margin improvement.

For the fourth quarter, net sales were $17.2 million, a 13% increase compared with $15.1 million in the year ago period.  Net income totaled $4.9 million ($.97 per diluted share) compared with net income of $117,000 ($.03 per diluted share) for the same period last fiscal year.  Net income for the fourth quarter includes pretax income of $1.7 million ($.33 per diluted share) and a tax benefit of $3.4 million ($.66 per diluted share) relating to the recording of previously unrecognized U.S. deferred income tax assets.

For the 2007 fiscal year, net sales were $69.1 million, a 23% increase compared with $56.3 million for the prior fiscal year.  Net income totaled $7.9 million ($1.59 per diluted share), including the recording of the $3.4 million income tax benefit, ($.68 per diluted share) relating to previously unrecognized U.S. deferred income tax assets.  This compared with a net loss of $547,000 ($.12 per share) for the prior fiscal year.

Commenting on the fourth quarter results, Mr. Darby said U.S. sales grew 22% to $9.8 million while foreign revenues grew 4% to $7.4 million.  For the year, U.S. revenues were up 22% to $37.0 million while foreign sales climbed 23% to $32.1 million.  Revenue gains for the quarter and year were again driven by increased sales of ViconNet®, Kollector®, and Surveyor® products.  The nearly equal annual revenue growth in both domestic and international markets was desirable as growth was not concentrated in a single market or customer, noted Mr. Darby.

For the quarter, gross margins improved to 45.6%, compared with 39.5%, and for the year to 42.5% versus 39.3%.  The improvement was primarily the result of a favorable sales mix, productivity gains on the higher revenue, and lower material costs.  Operating costs totaled $6.3 million versus $5.7 million in the fourth quarter and $24.7 million compared with $22.5 million for the full year.  For the fourth quarter and full year, operating costs declined as a percent of revenue.  Of the $2.2 million increase in operating costs for the year, $1.4 million was for selling and marketing costs and $645,000 for product development, noted Mr. Darby.

In the fourth quarter, the Company recorded the income tax benefit relating to its previously unrecognized U.S. deferred income tax assets as a result of an updated assessment of their realization.   The adjustment amounted to $3.4 million and is reflected in the fourth quarter and full year income tax benefit.

Mr. Darby said Vicon’s balance sheet at September 30, 2007 was the strongest in the Company’s 40 year history with total assets of $45.0 million, cash of $8.8 million, net tangible equity of $33.1 million and no long term debt.

Product development activities in 2007 produced the fourth generation of ViconNet®, the Company’s enterprise class video management software application.  Together with related hardware, ViconNet V.4 supports digital and also a hybrid of both analogue and digital video systems.  In addition, new lines of IP (internet protocol) cameras, I-ONYX® and Roughneck® IP, were also introduced to the market in 2007.  “With these new Vicon engineered products, customers can migrate their existing video systems from analogue to digital at their own pace and convenience”, said Mr. Darby.  Among other projects, Vicon is working to enhance the intelligence capability of ViconNet® and related network edge devices such as cameras and encoders, noted Mr. Darby.

Mr. Darby said there was no change in the status of the patent litigation from that reported in the third quarter.  The plaintiff’s final appeal within the U.S. Patent and Trademark Office (PTO) is still pending before the U.S. Patent Office Board of Appeals and Interferences.  Prior to the plaintiff’s final appeal, the PTO on three separate occasions during the re-examination proceedings rejected all of the claims in the plaintiff’s patent asserted against Vicon citing the existence of prior art by Vicon and another defendant.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

 Vicon Industries, Inc.

Condensed Statements of Operations

	Three Months Ended September 30		Year Ended September 30,

	2007	2006	2007	2006

Net Sales	$17,158,000	$15,123,000	$69,073,000	$56,279,000

Gross Profit	7,818,000	5,966,000	29,386,000	22,094,000

Operating income (loss)	1,524,000	265,000	4,682,000	(367,000)

Income (loss) before income taxes	1,665,000	267,000	4,921,000	(397,000)

Income tax expense (benefit)	(3,269,000)	150,000	(2,965,000)	150,000

Net income (loss)	$4,934,000	$117,000	$7,886,000	$(547,000)

Earnings (loss) per share:

Basic	$1.03	$.03	$1.67	$(.12)

Diluted	$.97	$.03	$1.59	$(.12)

Shares used in computing earnings (loss) per share:

Basic	4,788,000	4,573,000	4,719,000	4,572,000
Diluted	5,097,000	4,685,000	4,953,000	4,572,000